Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements have been prepared to give effect to the Acquisition. These unaudited pro forma condensed combined financial statements are derived from the historical consolidated financial statements of the Company and Jumptap. These financial statements have been adjusted as described in the notes to the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined balance sheet combines the historical consolidated balance sheets of the Company and Jumptap as of June 30, 2013, and includes preliminary adjustments to reflect the events that are directly attributable to the Acquisition and factually supportable. In addition, the unaudited pro forma condensed combined statements of operations combine the historical consolidated statements of operations of the Company and Jumptap and have also been adjusted to give effect to pro forma events that are directly attributable to the Acquisition, factually supportable and expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined statements of operations have been prepared assuming the Acquisition closed on January 1, 2012.

We have prepared the unaudited pro forma condensed combined financial statements based on available information using assumptions that we believe are reasonable. These pro forma financial statements are being provided for informational purposes only and do not claim to represent our actual financial position or results of operations had the Acquisition occurred on the date specified nor do they project our results of operations or financial position for any future period or date. In addition, the pro forma financial statements do not contemplate the cost or impact of any restructuring activities or synergies resulting from the Acquisition.

The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting as outlined in Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 805, Business Combinations, with the Company considered the acquiring company. Based on the acquisition method of accounting, the consideration paid to Jumptap is allocated to its assets and liabilities based on their fair value as of the date of the completion of the acquisition. The purchase price allocation and valuation is preliminary and subject to final adjustments and provided for informational purposes only.

Unaudited Pro Forma Condensed Combined Statements of Operations

	Six Months Ended June 30, 2013
	Historical Millennial	Historical Jumptap	Pro forma Adjustments		Pro forma Combined
	(in thousands, except per share data)
Revenue	$106,447	$39,492	$—		$145,939
Cost of revenue	61,698	24,567	—		86,265
Gross profit	44,749	14,925	—		59,674
Operating expenses:
Sales and marketing	16,493	10,473	1,734	(a)	28,700
Technology and development	8,264	8,193	2,502	(a)	18,959
General and administrative	26,742	3,541	—		30,283
Total operating expenses	51,499	22,207	4,236		77,942
Loss from operations	(6,750)	(7,282)	(4,236)		(18,268)
Other income (expense):
Interest expense—net	(21)	(406)	74	(f)	(353)
Other income	—	108	(108	)(f)	—
Total other income (expense)	(21)	(298)	(34)		(353)
Loss before income taxes	(6,771)	(7,580)	(4,270)		(18,621)
Income tax expense	(36)	—	—		(36)
Net loss attributable to common stockholders	$(6,807)	$(7,580)	$(4,270)		$(18,657)
Net loss per share:
Basic and diluted	$(0.09)	$—	$—		$(0.18)
Weighted average common shares outstanding:
Basic and diluted	79,237	—	24,745	(b)	103,982

	Year Ended December 31, 2012
	Historical Millennial	Historical Jumptap	Pro forma Adjustments		Pro forma Combined
	(in thousands, except per share data)
Revenue	$177,667	$63,634	$—		$241,301
Cost of revenue	105,739	39,109	—		144,848
Gross profit	71,928	24,525	—		96,453
Operating expenses:
Sales and marketing	23,816	17,215	3,468	(a)	44,499
Technology and development	13,620	12,949	5,004	(a)	31,573
General and administrative	38,954	6,909	—		45,863
Total operating expenses	76,390	37,073	8,472		121,935
Loss from operations	(4,462)	(12,548)	(8,472)		(25,482)
Other income (expense):
Interest expense—net	(64)	(839)	125	(f)	(778)
Other income (expense)	(834)	343	(343	)(f)	(834)
Total other income (expense)	(898)	(496)	(218)		(1,612)
Loss before income taxes	(5,360)	(13,044)	(8,690)		(27,094)
Income tax expense	(70)	—	—		(70)
Net loss	(5,430)	(13,044)	(8,690)		(27,164)
Accretion of dividends on redeemable convertible preferred stock	(1,328)	—	—		(1,328)
Net loss attributable to common stockholders	$(6,758)	$(13,044)	$(8,690)		$(28,492)
Net loss per share:
Basic and diluted	$(0.11)	$—	$—		$(0.33)
Weighted average common shares outstanding:
Basic and diluted	60,951	—	24,745	(b)	85,696

Unaudited Pro Forma Condensed Combined Balance Sheet

	As of June 30, 2013
	Historical Millennial	Historical Jumptap	Pro forma Adjustments		Pro forma Combined
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$122,635	$25,415	$(9,483	)(c)	$138,567
Restricted cash	—	320	—		320
Accounts receivable, net of allowances	57,073	19,609	—		76,682
Prepaid expenses and other current assets	3,319	854	—		4,173
Total current assets	183,027	46,198	(9,483)		219,742
Property and equipment, net	7,846	4,684	—		12,530
Goodwill	11,111	—	119,058	(d)	130,169
Intangible assets, net	2,777	—	55,840	(e)	58,617
Other assets	736	628	—		1,364
Total assets	$205,497	$51,510	$165,415		$422,422
Liabilities, redeemable convertible preferred stock and stockholders’ (deficit) equity
Current liabilities:
Accounts payable and accrued expenses	$3,780	$18,454	$—		$22,234
Accrued cost of revenue	32,986	3,094	—		36,080
Accrued payroll and payroll related expenses	5,064	—	—		5,064
Deferred revenue	498	481	—		979
Line of credit	—	10,346	—		10,346
Current portion of capital lease	—	447	—		447
Current portion of notes payable	—	667	—		667
Total current liabilities	42,328	33,489	—		75,817
Notes payable, net of current portion	—	3,333	—		3,333
Preferred stock warrant liability	—	383	(383	)(f)	—
Convertible debt, embedded derivative, and accrued interest	—	2,253	(2,253	)(f)	—
Capital lease, net of current portion	—	1,429	—		1,429
Other long-term liabilities	500	1,528	—		2,028
Total liabilities	42,828	42,415	(2,636)		82,607
Convertible preferred stock	—	166,109	(166,109	)(g)	—
Stockholders’ (deficit) equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized, no shares issued and outstanding as of June 30, 2013	—	—	—		—
Common stock, $0.001 par value, 250,000,000 shares authorized, 81,274,675 and 106,020,145 shares issued and outstanding as of June 30, 2013 and June 30, 2013 pro forma, respectively	81	57	(57	)(g)	81
Additional paid-in capital	219,583	730	176,416	(b)(g)	396,729
Accumulated other comprehensive loss	(145)	(25)	25	(g)	(145)
Accumulated deficit	(56,850)	(157,776)	157,776	(g)	(56,850)
Total stockholders’ (deficit) equity	162,669	(157,014)	334,160		339,815
Total liabilities, redeemable convertible preferred stock and stockholders’ equity	$205,497	$51,510	$165,415		$422,422

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.                                      Basis of Presentation

On August 13, 2013, Millennial Media and its wholly owned subsidiary, Polo Corp., (the “Merger Sub”), entered into an Agreement and Plan of Reorganization, (the “Acquisition Agreement”), with Jumptap, Inc., a Delaware corporation, and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as Stockholders’ Representative, pursuant to which Merger Sub will be merged with and into Jumptap, with Jumptap continuing as the surviving company. We refer to this transaction as the Acquisition. As a result of the Acquisition, upon satisfaction of the terms and conditions in the Acquisition Agreement, Jumptap will become a wholly owned subsidiary of Millennial Media.

The Acquisition will be accounted for under the purchase method of accounting in accordance with ASC 805, Business Combinations. Under the purchase method, the total estimated purchase price, or consideration transferred, is measured at the acquisition closing date. The assets of Jumptap have been measured based on various preliminary estimates using assumptions that the Company’s management believes are reasonable utilizing information currently available. Use of different estimates and judgments could yield different results.

The process for estimating the fair values of identifiable intangible assets and certain tangible assets requires the use of significant estimates and assumptions, including estimating future cash flows and developing appropriate discount rates. The excess of the purchase price over the estimated amounts of identifiable assets of Jumptap as of the effective date of the acquisition was allocated to goodwill in accordance with the accounting guidance. The purchase accounting is subject to finalization of the Company’s analysis of the fair value of the assets and liabilities of Jumptap as of the acquisition date. Accordingly, the purchase accounting in the unaudited pro forma combined financial statements is preliminary and will be adjusted upon completion of the final valuation. Such adjustments could be material.

For purposes of measuring the estimated fair value of the assets acquired as reflected in the unaudited pro forma condensed combined financial statements, in accordance with the applicable accounting guidance, the Company established a framework for measuring fair values. The applicable accounting guidance defines fair value as the price that would be received to sell an asset in an orderly transaction between market participants at the measurement date (an exit price). Market participants are assumed to be buyers and sellers in the principal or most advantageous market for the asset or liability. Additionally, under the applicable accounting guidance, fair value measurements for an asset assume the highest and best use of that asset by market participants. As a result, the Company may be required to value assets of Jumptap at fair value measures that do not reflect the Company’s intended use of those assets. Use of different estimates and judgments could yield different results.

2.                                      Purchase Price

The unaudited pro forma condensed combined financial information reflects the purchase price as follows (in thousands):

As of June 30, 2013
Net tangible assets	11,731
Customer relationships	20,810
Technology	35,030
Goodwill	119,058
Total purchase price	$186,629

Under the acquisition method of accounting, the Company estimated the fair values of the acquired tangible and intangible assets. The valuation of the identifiable intangible assets acquired was based on management’s preliminary estimates, currently available information and reasonable and supportable assumptions. These estimates are preliminary as the Company is still in the process of evaluating the various assumptions used in valuing these assets. The tangible long-lived assets were recorded at their estimated fair values, which approximates their carrying value, while the intangible long-lived assets were valued using a discounted cash flow method. In the unaudited pro forma condensed combined balance sheet as of June 30, 2013, the excess of the aggregate purchase price over the estimated fair value of the tangible and intangible assets and liabilities in the amount of approximately $119.0 million was classified as goodwill. The fair value of identifiable intangible assets that are subject to amortization after the acquisition was estimated to be $55.8 million.

Based on the issuance of an aggregate of 24,745,470 share of Millennial’s common stock at the closing, each valued at $7.09, the closing price per share of Millennial’s common stock on November 6, 2013, and including options assumed with a fair value of $1.7 million and the $9.5 million in cash consideration, the transaction is valued at $186.6 million.

3.                                      Pro Forma Adjustments

The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

(a)                                 Represents the amortization of intangible assets acquired in the Acquisition based on their estimated fair values and useful lives. Estimated useful lives of the intangible assets range from six to seven years and amortization expense is calculated on a straight-line basis.

(b)                                 Represents the impact of issuance of 24,745,470 shares in connection with the Acquisition.

(c)                                  Represents payment of $9.5 million in cash consideration under the terms of the Acquisition Agreement.

(d)                                 Represents the difference between the estimated purchase price and the estimated fair values of the identified assets acquired and liabilities assumed.

(e)                                  Represents the preliminary allocation of the fair value of the consideration transferred to the acquired intangible assets of Jumptap based on their estimated fair values. Intangible assets that have been identified in this preliminary allocation include customer relationships and technology.

(f)                                   Reflects the elimination of Jumptap’s historical convertible debt and preferred stock warrants and related interest and other expense.

(g)                                  Reflects the elimination of Jumptap’s historical stockholders’ deficit and convertible preferred stock.

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

The information below reflects the historical net loss from continuing operations, book value per common share and cash dividends per common share of the Company and the unaudited pro forma condensed combined net loss from continuing operations, book value per common share and cash dividends per common share of the Company after giving effect to the Acquisition. The historical book value per share is computed by dividing total stockholders’ equity (deficit) by the number of shares of common stock outstanding at the end of the period. The pro forma loss per share of the Company following the consummation of the Acquisition is computed by dividing the pro forma net loss by the pro forma weighted average number of shares outstanding. The pro forma book value of the Company following the consummation of the Acquisition is computed by dividing total pro forma stockholders’ equity by the pro forma number of shares of common stock outstanding at the end of the period. The pro forma per share data includes 24,745,470 shares issued in connection with the Acquisition.

You should read the tables below in conjunction with the respective audited consolidated financial statements and related notes of the Company incorporated by reference in this proxy statement and the audited consolidated financial statements and related notes of Jumptap and the unaudited pro forma combined condensed financial information and notes related to such consolidated financial statements included elsewhere in this proxy statement.

Millennial Media:

	Six Months Ended June 30, 2013	Year Ended December 31, 2012
Historical per common share data:
Net loss per share:
Basic and diluted	$(0.09)	$(0.11)
Book value per share	2.00	2.07
Cash dividend per share	—	—

Millennial Media and Jumptap combined condensed pro forma per share data:

	Six Months Ended June 30, 2013	Year Ended December 31, 2012
Pro forma per common share data:
Net loss per share:
Basic and diluted	$(0.18)	$(0.33)
Book value per share	3.31	1.57
Cash dividend per share	—	—